EXHIBIT INDEX

EXHIBIT A:
  Attachment to item 77B: Accountant's report on internal control.

EXHIBIT B:
   Attachment to item 77C: Matters submitted to a vote of security holders

EXHIBIT C:
  Attachment to item 77H: Changes in control of Registrant.

EXHIBIT D:
  Attachment to item 77I: Terms of new or amended securities

EXHIBIT E:
   Attachment to item 77Q1: Amended By-Laws

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EXHIBIT A:

REPORT OF INDEPENDENT PUBLIC ACCOUNTANTS

To the Board of Directors of the
  Institutional Investors Capital Appreciation Fund, Inc.:

In planning and performing our audit of the financial statements of the Institutional Investors Capital
Appreciation Fund, Inc. for the year ended December 31,
1998, we considered its internal control, including control activities for safeguarding securities, in order to determine our auditing procedures for the purpose of expressing our opinion on the financial statements and to comply with the requirements of Form N-SAR, not to provide assurance on internal control.

The management of the Institutional Investors Capital Appreciation Fund, Inc. is responsible for establishing and maintaining internal control. In fulfilling this responsibility, estimates and judgments by management are required to assess the expected benefits and related costs of controls. Generally, controls that are relevant to an audit pertain to the entity's objective of preparing financial statements for external purposes that are fairly presented in conformity with generally accepted accounting principles. Those controls include the safeguarding of assets against unauthorized acquisition, use or disposition.

Because of inherent limitations in internal control, errors or fraud may occur and not be detected. Also, projection of any evaluation of internal control to future periods is subject to the risk that it may become inadequate because of changes in conditions or that the effectiveness of the design and operation may deteriorate.

Our consideration of internal control would not necessarily disclose all matters in internal control that might be material weaknesses under standards established by the American Institute of Certified Public Accountants. A material weakness is a condition in which the design or operation of one or more of the internal control components does not reduce to a relatively low level the risk that errors or fraud in amounts that would be material in relation to the financial statements being audited may occur and not be detected within a timely period by employees in the normal course of performing their assigned functions. However, we noted no matters involving internal control, including control activities for safeguarding securities, that we consider to be material weaknesses as defined above as of December 31, 1998.

This report is intended solely for the information and use of management, the Board of Directors, and the Securities and Exchange Commission.

ARTHUR ANDERSEN LLP

Philadelphia, PA
January 19, 1999



EXHIBIT B:

The Annual Meeting of Stockholders held April 22, 1998 and the election of directors, are incorporated herein by reference to the Form N30-D filed with the Securities and Exchange Commison on August 17, 1998.


EXHIBIT C:

Item 77H At December 31, 1997, Staten Island Savings Bank owned more than 25% of the outstanding voting shares of the Fund and therefore was deemed to be a controlling person. As of December 31, 1998, Staten Island
Bancorp, Inc. is deemed to be a controlling person of the Fund by virtue of its ownership of 36% of the outstanding voting shares of the Fund. Staten Island
Bancorp, Inc. acquired such controlling interest by virtue of the transfer of securities previously held by Staten Island Savings Bank to its corporate parent, Staten Island Bankcorp, Inc.



EXHIBIT D:

Item 77I On January 21, 1998, the by-laws of the Fund were amended to permit the record date for meetings, dividends and other actions to be set, and written notice to be given to the stockholders, as much as sixty days in advance of the meeting or action as permitted by recent changes to the New York Business
Corporation Law.



EXHIBIT E:

   The by-laws of the Fund were amended January 21, 1998 by changing the word "fifty" to the word "sixty" in the first sentence of Section 4 of Article II and in the second sentence of Section 5 of Article VI, wherever such word appears. Those Sections now read as follows:

Article II, Section 4, Paragraph 1.

  Notice of Meetings. Written notice of the place, date, hour and purpose or purposes of each annual meeting of the stockholders and each special meeting of the stockholders shall be given by the Secretary, either personally or by mail, not less than ten nor more than sixty days before the date of the meeting. Said written notice, unless it is for the annual meeting, shall indicate that it is being issued by or at the direction of the person or persons calling the meeting.

Article VI, Section 5.

   Record Date. For the purpose of determining stockholders entitled to notice of or to vote at any meeting of stockholders or any adjournment thereof, or to express consent to or dissent from any proposal without a meeting, or for the purpose of determining the stockholders entitled to receive payment of any dividend or the allotment of any rights, or for the purpose of any other action, the Board of Directors may fix, in advance, a date as the record date for any such determination of stockholders. Such date shall not be more than sixty nor less than ten days before the date of any meeting, nor more than sixtydays prior to any other action. When a determination of stockholders of record entitled to notice of or to vote at any meeting of stockholders has been made as provided herein, such determination shall apply to any adjournment thereof, unless the Board of Directors fixes a new record date for the adjourned meeting.